Exhibit 99.1
Clearwire Announces Pricing of Additional $920 Million of 12
Percent Senior Secured Notes Due 2015, Expanding Note
Facility to $2.78 Billion
Combination of Bond Offerings and Latest Equity Investments Provides Clearwire
with Over $2.8 Billion of Incremental Capital and Retires Prior $1.4 Billion Loan
Facility
KIRKLAND, Wash. — Nov. 24, 2009 — Clearwire Corporation (NASDAQ: CLWR) today announced that Clearwire Escrow Corporation, an unrestricted subsidiary of Clearwire Communications LLC, has priced a supplemental offering of an additional $920,000,000 aggregate principal amount of 12% senior secured notes due 2015 at an issue price of 97.9% (the “Notes”). This offering is in addition to the completion of today’s offering of $1,852,494,000 aggregate principal amount of 12% senior secured notes due 2015.
“Today, we are proud to have secured an additional $920 million in debt financing which, when coupled with the $1.56 billion of recently announced equity financing and the $1.85 billion of debt financing that we closed on today, demonstrates our ability to access the capital markets on attractive terms and in sufficient size to meet our needs, while at the same time prudently balancing equity dilution with the cost of capital,” said Bill Morrow, CEO of Clearwire. “With this latest tranche of additional funding, we have not only exceeded the amount of capital that we have previously stated we needed to fully fund our business plan, but we have also secured additional capital that will allow us to expand more aggressively by covering more people, and with more capacity than we had previously planned.”
The gross proceeds of this new debt offering will be placed in an escrow account until the consummation of the closing of the second phase of the $1.564 billion in new investment capital from Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Intel Corporation, Eagle River Holdings, LLC and Bright House Networks, LLC. As previously announced, Clearwire received approximately $1.057 billion in cash from the equity financing on November 13, 2009 and expects to receive an additional $440 million in cash at a second closing which is targeted to be completed by year end 2009, and the remaining $66 million will be funded at a closing which is targeted to be completed during first quarter 2010.
The notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as amended. The notes will be senior secured obligations and will be guaranteed by certain of Clearwire Communications’ wholly-owned domestic subsidiaries. The Notes and the guarantees will be secured by first-priority liens on substantially all of the Clearwire Communications’ and the guarantors’ assets.
The sale of the new notes is expected to be consummated on or about December 9, 2009, subject to customary closing conditions.

Upon release of the escrow, Clearwire plans to use the proceeds for general corporate purposes.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors in Clearwire include Intel, Comcast, Sprint Nextel, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in 24 markets and provides pre-WiMAX communications services in 37 markets across the U.S. and Europe. The company also serves as the wholesale 4G network supplier for the next-generation wireless data products offered by several strategic investors, including Sprint, Comcast, Time Warner Cable and Bright House Networks. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. The statements in this release regarding the planned financing transactions, plans for the development and deployment of the first nationwide next-generation wireless broadband network based on mobile WiMAX technology; the timing, availability, capabilities and coverage of our network, including market launch plans; products and services to be offered on our network; planned marketing and branding efforts and other statements that are not historical facts are forward-looking statements. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are projections reflecting management’s judgment and assumptions based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, risks related to the completion of pending transactions, including the new equity financing by our strategic investors and planned Senior Secured Notes offering, increases in interest rates and operating costs, general volatility of the capital markets, our ability to access the capital markets, changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in the sections entitled “Risk Factors” in Clearwire’s Annual Report on Form 10-K filed on March 26, 2009 and its Quarterly Report on Form 10-Q filed November 10, 2009. Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
For additional information, please contact:
Clearwire Contacts:
Media and Industry Analysts
Susan Johnston
425-216-7913
Susan.johnston@clearwire.com
JLM Partners for Clearwire
Jeremy Pemble
206-930-7998
jeremy@jlmpartners.com
Investors
Mary Ekman
425-216-7995
Mary.ekman@clearwire.com